UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2014
AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
The information set forth in Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The transactions described below are collectively referred to herein as the “2014 Lease Fleet Financing.” American Railcar Industries, Inc. (ARI or the Company) is engaging in the 2014 Lease Fleet Financing to support and grow its leasing business and to fund general corporate obligations.
Credit Agreement. On January 15, 2014 (the Closing Date), ARI and its wholly-owned subsidiary, Longtrain Leasing I, LLC, a Delaware limited liability company (Longtrain or the Borrower), entered into an amended and restated credit agreement by and among Longtrain, as Borrower, ARI, as Seller, Key Equipment Finance, a division of KeyBank National Association, as Administrative Agent, and the lenders party thereto from time to time (the Longtrain Credit Agreement), pursuant to which Longtrain entered into a senior secured term loan facility in an aggregate principal amount of $318,681,698.55 (the Initial Term Loan). The Longtrain Credit Agreement contains an incremental borrowing provision under which, within the 90 day period ending on October 15, 2014, the Borrower shall, subject to the conditions set forth in the Longtrain Credit Agreement, have the right but not the obligation to increase the amount of the facility in an aggregate amount not to exceed $100,000,000 (the additional amount extended, the Incremental Term Loan, and together with the Initial Term Loan, the Term Loans). The amount of the Term Loans shall not exceed the lesser of (A) $418,681,698.55 and (B) 80% of the Net Aggregate Equipment Value. “Net Aggregate Equipment Value” is defined in the Longtrain Credit Agreement and is based upon the value of eligible railcars subject to eligible leases and is subject to certain adjustments and concentration limits specified therein.
The Longtrain Credit Agreement amended and restated in its entirety a credit agreement dated as of December 20, 2012, by and among Longtrain, as Borrower, ARI, as Seller, Fifth Third Bank, as initial administrative agent (and Key Equipment Finance, a division of KeyBank National Association, as successor administrative agent), and the lenders party thereto from time to time (as amended to date, the 2012 Longtrain Credit Agreement).
Longtrain may use proceeds of the Term Loans to finance the manufacturing of new railcars for placement into its dedicated lease fleet, to finance existing railcars that are operating in its dedicated lease fleet (including by acquiring railcars from ARI pursuant to the Contribution and Sale Agreement, dated as of December 20, 2012, between Longtrain and ARI, as amended by Amendment No. 1, dated as of January 15, 2014 (as amended, the Contribution and Sale Agreement)), to refinance the term loans extended to the Borrower pursuant to the 2012 Longtrain Credit Agreement, and for fees and expenses and other purposes set forth in the Longtrain Credit Agreement. The Initial Term Loan on the Closing Date amounted to approximately $316 million, net of fees and expenses. Of this amount, approximately $194 million was used to refinance the 2012 Longtrain Credit Agreement.

The Term Loans accrue interest at a rate per annum equal to the 1-month LIBOR rate plus 2.0%, subject to an alternative rate as set forth in the Longtrain Credit Agreement. The interest rate increases by 2.0% following certain defaults.
The Term Loans may be prepaid at Longtrain’s option at any time without premium or penalty (other than customary LIBOR breakage fees). Commencing on February 15, 2014, the Term Loans will amortize in monthly installments as follows: (A) for the first four years following the Closing Date, in an aggregate annual amount equal to 3.33%; (B) for the fifth year following the Closing Date, in an aggregate annual amount equal to 4.30%; and (C) for the sixth year following the Closing Date, in an aggregate annual amount equal to 5.30%, with any remaining balance payable on the final scheduled maturity of the Term Loans, which is January 15, 2020. Longtrain is required to make additional mandatory payments of the Term Loans: (i) to cure a Borrowing Base Deficit (as defined in the Longtrain Credit Agreement); (ii) with net cash proceeds from certain issuances of debt and equity (with certain exceptions); and (iii) with net cash proceeds of certain asset sales (subject to a repurchase period of up to 365 days). An Early Amortization Event (as defined in the Longtrain Credit Agreement) occurs upon a Borrowing Base Deficit lasting 5 days, Longtrain’s Debt Service Coverage Ratio (as defined in the Longtrain Credit Agreement) falling below 1.20:1.00, a Manager Termination Event under the Longtrain RMA (as defined below), or any Event of Default.

The Term Loans are secured by a first lien on substantially all assets of Longtrain, consisting of railcars, railcar leases, receivables and related assets, subject to limited exceptions. The Company is obligated to make any selections of transferred assets to be conveyed to Longtrain in good faith and without any adverse selection, to cause the Manager (as defined below) to maintain, lease, and re-lease Longtrain’s equipment no less favorably than similar portfolios serviced by the Manager, and to repurchase or replace railcars that are reported as Eligible Units (as defined in the Longtrain Credit Agreement) when they are not Eligible Units, subject to limitations on liability set forth in the Longtrain Credit Agreement.
The Longtrain Credit Agreement contains certain representations, warranties, and affirmative and negative covenants applicable to ARI and/or Longtrain, which are customarily applicable to senior secured facilities. Key covenants include limitations on Longtrain’s indebtedness, liens, investments, acquisitions, asset sales, redemption payments, and affiliate and extraordinary transactions; full cash sweep; covenants relating to the maintenance of Longtrain as a separate legal entity; financial and other reporting and periodic appraisals; maintenance of railcars, leases, and other assets; and Longtrain’s compliance with a Debt Service Coverage Ratio of 1.05:1.00, measured quarterly on a nine-month trailing basis, and subject to up to a 75 - 135 day cure period. Key defaults include failure to repay principal, interest, fees and other amounts owing under the Term Loans; making misrepresentations; cross-defaults to certain other indebtedness of Longtrain or ARI; the rendering of certain judgments against Longtrain or ARI; failure of the security documents to create valid liens on property securing the Term Loans; occurrence of a Material Adverse Effect (as defined in the Longtrain Credit Agreement); a Change of Control (as defined in the Longtrain Credit Agreement); ARI’s, Manager’s or Longtrain’s bankruptcy or insolvency; and removal or replacement of the Manager as “Servicer” under the Longtrain Credit Agreement, without the Administrative Agent’s consent, or failure to replace the Servicer within 60 days after notice from the Administrative Agent of a Servicer Replacement Event (as defined in the Longtrain Credit Agreement). Many defaults are also subject to cure periods prior to such default giving rise to the right of the lenders to accelerate the loans and to exercise remedies.

Railcar Management Agreement Amendment. On December 20, 2012, Longtrain entered into a railcar management agreement (the Longtrain RMA) with American Railcar Leasing LLC (ARL), as Manager (the Manager), under which ARL manages Longtrain’s leased railcars, including arranging for services, such as repairs. ARL receives a management fee based on the lease revenues generated by the railcars in Longtrain’s lease fleet that are managed by ARL. ARL is reimbursed for certain of its expenses and other services, and is entitled to sales commissions in the event certain railcars are sold from the lease fleet. On the Closing Date, Longtrain entered into an amendment to the Longtrain RMA with ARL (Amendment No. 1 to the Longtrain RMA), pursuant to which, subject to certain early termination events, the Final Termination Date (as defined in the Longtrain RMA) was extended such that the agreement shall terminate on the earlier of (i) the date on which all of the Obligations (as defined in the Longtrain Credit Agreement) (other than contingent obligations not due and owing) are paid in full in cash and (ii) January 15, 2020.
ARL is an affiliate of Mr. Carl Icahn, the chairman of ARI’s board of directors and, through Icahn Enterprises L.P., its principal beneficial stockholder. Amendment No. 1 to the Longtrain RMA was unanimously approved by the independent directors of ARI’s audit committee on the basis that the terms of Amendment No. 1 to the Longtrain RMA were not materially less favorable to the Company or Longtrain than those that could have been obtained in a comparable, arm’s length transaction with an unrelated person.
As noted above, the borrowings under the 2014 Lease Fleet Financing are solely the obligations of Longtrain. ARI has, however, entered into certain agreements relating to its transfer of the transferred assets to Longtrain, and other agreements regarding the 2014 Lease Fleet Financing. These agreements contain certain representations, undertakings, and indemnities customary for asset sellers and parent companies in transactions of this type.
The foregoing is qualified in its entirety by reference to the text of the Longtrain Credit Agreement and Amendment No. 1 to the Longtrain RMA, copies of which have been filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.        Description

10.1
Amended and Restated Credit Agreement, dated January 15, 2014, among Longtrain Leasing I, LLC, American Railcar Industries, Inc., Key Equipment Finance, a division of KeyBank National Association, as Administrative Agent, and the lenders party thereto from time to time.

10.2	Amendment No. 1 to the Longtrain RMA, dated January 15, 2014, among Longtrain Leasing I, LLC and American Railcar Leasing LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2014            American Railcar Industries, Inc.

By:        /s/ Dale C. Davies
Name:        Dale C. Davies

Title:	Senior Vice President, Chief Financial Officer and Treasurer